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Memory Pharmaceuticals Provides Update on Phase 2a Trial of MEM 3454 in Alzheimer’s Disease

Company Also Announces Closing of First Tranche of PIPE Financing, Raising $26.7 Million
Company to Host Conference Call Today at 5:00 p.m. EDT

MONTVALE, N.J., October 16, 2006 /PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced an update on the investigational new drug application (IND) filed in September 2006 with the U.S. Food and Drug Administration (FDA) for MEM 3454. The FDA has advised the Company that in order to fully review the toxicology reports that were submitted with the IND, the agency requires further explanations of revisions that were made to those reports since they were submitted with the Company’s first IND for this trial in May, and as a result the proposed Phase 2a clinical trial for MEM 3454 in Alzheimer’s disease has been placed on clinical hold. The FDA has also deferred assessment of the adequacy of the Investigator’s Brochure for the trial pending submission of the additional information.

Memory Pharmaceuticals also reported that the FDA confirmed that the clinical hold was not related to any manufacturing issues with MEM 3454 and that the potential impurities issue, previously raised by the FDA in connection with the Company’s first IND for the proposed Phase 2a clinical trial of MEM 3454, had been adequately resolved.

The Company believes that no additional studies or data will be required to address the FDA’s questions and that, as a result, it should be able to provide to the FDA, by early November, the information necessary to facilitate the FDA’s review.

“Commencing the Phase 2a trial of MEM 3454 in Alzheimer’s disease is a top priority, and we are committed to resolving this issue as quickly as possible and, ideally, in a timeframe that would enable us to still initiate the Phase 2a clinical trial for this drug candidate near the end of the year,” stated Jim Sulat, President and Chief Executive Officer of Memory Pharmaceuticals. “We continue to believe that MEM 3454 has the potential to offer a new approach for the treatment of debilitating central nervous system disorders based on the safety and pharmacokinetic results of the Phase 1 trial of MEM 3454, coupled with the positive cognitive data generated in that trial.”

Separately, the Company announced today the closing of the first tranche of its recently announced private placement of common stock, raising gross proceeds of approximately $26.7 million. Under the terms of the transaction, Memory Pharmaceuticals issued approximately 23.2 million shares of common stock and warrants for the purchase of approximately 7.1 million additional shares of common stock at an exercise price of $1.33 per share.  The closing of the second tranche, which is expected to raise an additional $5.5 million through the sale of approximately 5.0 million newly issued shares, is subject to stockholder approval and the Company intends to call a special stockholders meeting to approve the second tranche as soon as practicable.

Conference Call and Webcast Information

Memory Pharmaceuticals will hold a conference call today, Monday, October 16, 2006, at 5:00 p.m. EDT to provide an update on the Phase 2a clinical trial of MEM 3454. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Monday, October 16, 2006
Time:	5:00 p.m. EDT
Telephone (U.S.):	800-261-3417
Telephone (international):	617-614-3673
Participant Passcode:	80607567
Webcast:	http://www.memorypharma.com under the "Investors" section

An audio replay of the conference call will be available from 7:00 p.m. EDT on Monday, October 16, 2006, until Monday, October 23, 2006. To access the replay, please dial 888-286-8010 (U.S.) or 617-801-6888 (international) and enter passcode number 67986370. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About MEM 3454
MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor. The nicotinic alpha-7 receptor is a highly specialized receptor found in the CNS. Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders. MEM 3454 is the Company’s lead drug candidate from its nicotinic alpha-7 agonist program. Memory Pharmaceuticals is developing MEM 3454 as potential therapy for Alzheimer’s disease and considering developing the compound as a treatment for schizophrenia.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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